SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2002

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia
(State or other jurisdiction of
incorporation or organization)

000-25349	54-0251350
(Commission	(I.R.S. Employer
File No.)	Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia            24112
                        (Address of principal executive offices)                            (Zip Code)

Registrant’s telephone number, including area code:

(276) 632-2133

ITEM 5.    OTHER EVENTS

On October 7, 2002, Hooker Furniture Corporation (the “Company”) announced that it had entered into a letter of intent to acquire Cherryville, N.C.-based upholstery producer Bradington-Young LLC for $25.0 million in cash less assumed debt, subject to a net working capital adjustment. Bradington-Young, with projected 2002 fiscal sales of just under $50 million, specializes in upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium and high-end price niches. Based on projected fiscal 2002 sales, the companies would have combined annual net sales of just under $300 million. Bradington-Young employs approximately 400 people, and owns four factories, a showroom, and an office in North Carolina. Plant locations include Cherryville, Hickory, and Woodleaf, N.C. and its showroom is located in High Point, N.C.

The Company expects the transaction to close late in the fourth quarter of fiscal 2002 or early in the first quarter of fiscal 2003, subject to, among other things, completion of due diligence and negotiation of a definitive acquisition agreement. The Company expects the acquisition to add incrementally to its earnings during the first year. The Company expects to finance 20-50% of the cash purchase price with cash-on-hand and the remainder with additional bank debt.

The Company’s press release making the announcement is included as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits.

The following exhibit is filed as a part of this report:

99.1	Press Release dated October 7, 2002

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. GARY ARMBRISTER
R. Gary Armbrister Chief Accounting Officer

Date: October 7, 2002

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated October 7, 2002